Exhibit 10.3

August 31, 2017

Mr. Jeffrey Barocas

Ocean Bio-Chem, Inc.

4041 S.W. 47 Ave.

Ft. Lauderdale, FL 33314

Dear Jeff:

The purpose of this letter is to document an agreement between Ocean Bio-Chem, Inc. and Regions Bank regarding specific terms and conditions relating to the renewal (and increase of) a $4,000,000 line of credit (now $6,000,000). The terms presented below will supersede any conflicting language in the Promissory Note (Note), Business Loan Agreement (BLA), and Commercial Security Agreement (Security Agreement), each to be dated August 31, 2017. Capitalized terms not defined in this letter will have the meanings ascribed to them in the Note, BLA, or the Security Agreement, as applicable.

ALL DOCUMENTS

●	Any usage of “OCEAN BIO CHEM INC” in the attached documents specifically references your company which has the legal name of “Ocean Bio-Chem, Inc.”.

PROMISSORY NOTE

●	Change in Ownership-Regions agrees that a change in ownership of 25% or more will not constitute an event of default. Instead, a default will be triggered in the event that the majority shareholder’s ownership drops below 50% of all outstanding shares. (This modification also applies to the BLA and Security Agreement.)

BUSINESS LOAN AGREEMENT (BLA)

●	Hazardous Substances. Regions agrees that clauses (1), (2) and (3) of the provision Hazardous Substances shall read as follows: Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that: (1) During the period of Borrower’s ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral except in material compliance with Environmental Laws. (2) Borrower has no knowledge of, or reason to believe that there has been (a) any breach or violation of any Environmental Laws; (b) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral except in material compliance with Environmental Laws; or (c) any actual or threatened litigation or claims of any kind by any person relating to such matters. (3) Neither Borrower nor any tenant, contactor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral except in material compliance with Environmental Laws; and any such activity shall be conducted in material compliance with all applicable federal, state, and local laws, regulations, and ordinances, including without limitation all Environmental Laws.

●	Environmental Compliance and Reports. Regions agrees that the provision Environmental Compliance and Reports shall read as follows: Borrower shall comply in all material respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower’s part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to an in material compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities or otherwise in material compliance with Environmental Laws; shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower’s part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

●	Indebtedness and Liens. Regions agrees that the provision Indebtedness and Liens shall read as follows: (1) Except for trade debt incurred in the normal course of business, indebtedness otherwise disclosed to Lender and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, (2) sell, transfer or lease any of Borrower’s assets (except for inventory sold or accounts collected in the ordinary course of business, or as otherwise provided for in this Agreement), (3) mortgage, assign, pledge, grant a security interest in, or encumber any of Borrower’s assets (except as allowed as Permitted Liens), or (3) sell with recourse any of Borrower’s accounts, except to Lender.

Further, Regions Bank acknowledges that, as of 8/31/17, Ocean Bio-Chem, Inc.’s subsidiary, Kinpak, Inc., has obtained a $4.5MM financing commitment from Regions Capital Advantage, Inc. to provide expansion financing for a location that holds collateral for the subject line of credit facility.

●	Subsidiaries and Affiliates of Borrower. Regions agrees that the provision of Subsidiaries and Affiliates of Borrower shall be renamed “Subsidiaries of Borrower” and the phrase “and affiliates” and the phrase “or affiliates” deleted therefrom.

●	Eligible Accounts. Regions agrees that the second clause under this section (related to exclusions to eligible accounts) should read as follows “Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with Borrower or its officers or its directors”.

●	Eligible Inventory, Regions agrees that the second clause under this section (related to exclusions to eligible inventory) should read as follows “Inventory which Lender reasonably deems to be obsolete, unsaleable, damaged, defective, or unfit for further processing”.

SECURITY AGREEMENT

●	Enforceability of Collateral. Regions agrees that second sentence of the provision Enforceability of Collateral shall read as follows: There shall be no setoffs or counterclaims against any of the Collateral, and no agreement shall have been made under which any deductions or discounts many be claimed concerning the Collateral except those deductions or discounts in the ordinary course of business and those disclosed to Lender in writing.

●	Transactions Involving Collateral. Regions agrees that the first sentence of the provision Transactions Involving Collateral shall read as follows: Except for inventory sold or accounts collected in the ordinary course of Granter’s business, or as otherwise provided for in this Agreement, Granter shall not sell, offer to sell, or otherwise transfer of dispose of the Collateral. Grantor shall not pledge, mortgage, encumber or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance, or charge, other than the security interest provided for in this Agreement and Permitted Liens, without the prior written consent of Lender.

●	Title. Regions agrees that the first sentence of the provision Title shall read as follows: Granter represents and warrants to Lender that Granter holds good and marketable title to the Collateral, free and clear of all liens and encumbrances except for the lien of this Agreement and Permitted Liens.

●	Hazardous Substances. Regions agrees that the first sentence of the provision Hazardous Substances shall read as follows: Grantor represents and warrants that the collateral never has been, and never will be so long as this Agreement remains a lien on the Collateral, used in violation of any Environmental Laws or for the generation, manufacture, storage, transportation, treatment, disposal, release or threatened release of any Hazardous Substance except in material compliance with Environmental Laws.

Sincerely,

/s/ Draper L. Stanford
Draper L. Stanford
Vice President
Regions Bank